UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event reported):

March 17, 2010

GRAHAM PACKAGING COMPANY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34621	52-2076126
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 Pleasant Valley Road

York, Pennsylvania 17402

(717) 849-8500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e– 4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 17, 2010, James A. Quella notified Graham Packaging Company Inc. (the “Company”) of his decision to resign from his positions as a member of the Company’s Board of Directors, the Compensation Committee and the Nominating and Corporate Governance Committee effective March 25, 2010. Mr. Quella has not advised the Company of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On March 19, 2010, the Company’s Board of Directors elected Vikrant Sawhney to replace Mr. Quella as a member of the Company’s Board of Directors, the Compensation Committee and the Nominating and Corporate Governance Committee effective March 25, 2010.

Mr. Sawhney is a Senior Managing Director in the Blackstone Private Equity Group and is based in New York. Mr. Sawhney leads the Private Equity Group’s capital markets activities and also works closely with GSO Capital Partners LP, a credit-oriented alternative asset manager, and the Advisory & Restructuring Group and various other parts of the firm on credit-related matters. Before joining Blackstone in 2007, Mr. Sawhney worked as a Managing Director in the Financial Sponsors Group at Deutsche Bank, where he was responsible for managing the firm’s relationships with Blackstone and several other large private equity firms. Prior to joining Deutsche Bank, Mr. Sawhney was an Associate at the law firm of Simpson Thacher & Bartlett LLP.

Mr. Sawhney is not expected to receive any compensation from the Company for his services as a member of the Company’s Board of Directors, the Compensation Committee and the Nominating and Corporate Governance Committee.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

GRAHAM PACKAGING COMPANY INC.

Date: March 19, 2010	By:	/s/ DAVID W. BULLOCK
	Name:	David W. Bullock
	Title:	Chief Financial Officer